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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No.   )*

                         Virtual Technology Corporation
                                (Name of Issuer)

                                  common stock
                         (Title of Class of Securities)

                                   92824Q103
                                 (CUSIP Number)

                                 April 15, 1999
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]   Rule 13d-1(b)

                  [X]   Rule 13d-(c)

                  [ ]   Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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----------------------                                      --------------------
CUSIP NO. 92824Q103                   13G                      PAGE 1 OF 4 PAGES
----------------------                                      --------------------

----------     -----------------------------------------------------------------
    1          Names of Reporting persons/I.R.S. Identification Nos. of Above
                Persons (Entities Only)
                 Steven Antebi
----------     -----------------------------------------------------------------
    2          Check the Appropriate Box if a Member of a Group    (a) [ ]
               (See Instructions)                                  (b) [ ]

----------     -----------------------------------------------------------------
    3          SEC Use Only

----------     -----------------------------------------------------------------
    4          Citizenship or Place of Organization
                   U.S.A.
----------     -----------------------------------------------------------------
 Number of         5          Sole Voting Power
 Shares                           2,800,000
               ----------     --------------------------------------------------
 Beneficially      6          Shared Voting Power
 Owned by                              0
               ----------     --------------------------------------------------
 Each              7          Sole Dispositive Power
 Reporting                       2,800,000
               ----------     --------------------------------------------------
 Person with       8          Shared Dispositive Power
                                       0
----------     -----------------------------------------------------------------
    9          Aggregate Amount Beneficially Owned by Each Reporting Person
               2,800,000
----------     -----------------------------------------------------------------
   10          Check if the Aggregate Amount in Row (9) Excludes Certain Shares
               (See Instructions)                                          [ ]
----------     -----------------------------------------------------------------
   11          Percent of Class Represented by Amount in Row (9)
               10.1%
----------     -----------------------------------------------------------------
   12          Type of Reporting Person (See Instructions)
               IN
----------     -----------------------------------------------------------------


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ITEM 1(a)         Name of Issuer:

                  Virtual Technology Corporation

ITEM 1(b)         Address of Issuer's Principal Executive Offices:

                  3100 West Lake Street, Suite 400, Minneapolis, Minnesota 55416

ITEM 2(a).        Name of Person Filing:

                  Steven Antebi

ITEM 2(b).        Address of Principal Business Office or, if None, Residence:

                  345 North Maple Drive, Beverly Hills, California 90210

ITEM 2(c).        Citizenship:

                  U.S.A.

ITEM 2(d).        Title of Class of Securities:

                  common stock

ITEM 2(e).        CUSIP Number:

                  92824Q103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

        (a) [ ] Broker or dealer registered under Section 15 of the Exchange
                Act.

        (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange
Act.

        (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

        (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

        (e) [ ] An investment adviser in accordance with Rule 13-1(b)(1)(ii)(E);

        (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);


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        (g) [ ] A parent holding company or control person in accordance with
                Rule 13d-1(b)(1)(ii)(G);

        (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

        (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

        (j) [ ] Group, in accordance with Rule 13-d-1(b)(1)(ii)(J).

       If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned: The amount beneficially owned, 2,800,000, includes: (i) 2,500,000 shares held by Fontenelle, LLC of which Mr. Antebi is the sole beneficial owner, and (ii) 300,000 shares held by Novante Communication Corporation Money Pension Plan of which Mr. Antebi is the sole beneficial owner.

         (b) Percent of class:   10.1%

         (c) Number of shares as to which the person has:

             (i)   Sole power to vote or to direct the vote    2,800,000

             (ii)  Shared power to vote or to direct the vote   0

             (iii) Sole power to dispose or to direct the disposition of
                   2,800,000

             (iv)  Shared power to dispose or to direct the disposition of  0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.



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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

           Not applicable.

ITEM 10.  CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    May 13, 1999


                                              /s/ Steven Antebi
                                              ---------------------------------
                                              Steven Antebi